ART Technology Group, Inc.

October 2004

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 2

Mitchell-Wright Technology Group, LLC, Mitchell-Wright, LLC, SSH partners I, LP, Arcadia Partners, L.P.,
Arcadia Capital Management, LLC, James Dennedy and Richard Rofé are participants in a solicitation of proxies from the shareholders of Art Technology Group, Inc. for use for use at its special meeting scheduled to be held on October 22, 2004. Information relating to these participants and certain other persons who may also be deemed to be participants in the solicitation of proxies is contained in their preliminary proxy statement filed with the Securities and Exchange Commission on September 28, 2004.  A
copy of that preliminary proxy statement is currently available at no charge on the Securities and Exchange
Commission's website at http://www.sec.gov.

Shareholders of Art Technology Group, Inc. are advised to read the proxy statement and the other documents related to the solicitation of proxies by Mitchell Wright Technology Group, LLC and the other participants when they become available because they will contain important information. When completed, a definitive proxy statement and a form of proxy will be mailed to shareholders and will be available at no charge at the Securities and Exchange Commission's website.  In addition, you may also obtain a free copy of the definitive proxy statement when it is available by contacting Innisfree M&A Incorporated toll free at
(888) 750-5834 (banks and brokers call collect at (212) 750-5833).

The financial data contained in this presentation is derived from the financial statements and other financial information of Art Technology Group, Inc. included in its filings with the Securities and Exchange
Commission.  The analyses and other statements herein concerning the effect of the proposed merger constitute opinion of Mitchell-Wright Technology Group, LLC and the other participants in the proxy solicitation and are based on certain estimates and assumptions, which although we believe to be reasonable, may differ from the assumptions used by management or by other stockholders in evaluating the financial position of the company.

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 3

The Merger Harms ATG and Erodes Shareholder Value

ATG is stronger as a standalone Company; we believe:

The merger will weaken the balance sheet

The merger will be dilutive to ATG shareholders

The merger will combine two struggling companies and hence increase operating risks

The merger does not improve the competitive position of ATG enough to compensate for the risks involved with the transaction

The combined company will be a weaker company than ATG would be standalone

The Board has failed to effectively guide the Company

Strategic position has not improved

Failed to guide management to align operating costs with revenue

Failed to act by allowing repeated operating losses to deplete the cash balance

Approved a dilutive acquisition

Failed to improve corporate governance practices

The Board and the CEO have allowed the Company’s financial condition to deteriorate

Under current leadership ATG lost significant amount of its value

Interests of the Board may not be aligned with those of the shareholders

Corporate governance must be improved

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 4

Reasons to Vote Against the Merger Agreement

ATG’S FINANCIAL POSITION WILL DETERIORATE

No management culture or commitment to profitability

Combines two companies with a history of losses

Management has failed to meet stated guidance three out of the last four quarters and each of the last two years

Success requires achievement of significant revenue growth

Creates an entity with the possibility of greater revenue, but the certainty of increased expenses

Cash balance may erode well below $30 million – a level cited by management as a critical threshold

ATG’S STRATEGIC POSITION WILL NOT MATERIALLY IMPROVE

Combined company will still lack the size and breadth of offering to be truly competitive in the enterprise software industry

Limited opportunity to cross-sell the acquired products into the current customer base and even fewer opportunities to sell our current products into the acquire customer base

Weakened balance sheet will likely threaten revenue growth

Weakened financial position would likely limit future strategic options

THE INTEGRATION RISK OF THE PROPOSED MERGER IS SUBSTANTIAL

This management team has limited experience, if any, in working together to acquire another company

Based on the precarious financial position, there is no room for error

Integration poses a risk to the balance sheet

THE FINANCIAL IMPACT ON ATG STOCKHOLDERS WILL BE NEGATIVE

The Board is asking shareholders to approve a merger with a deeply troubled partner

The financial justification for the merger depends on unrealistic projected financial results

Unrealistic projected financial results do not justify the additional financial and operating risk

Dilution without value creation does not make sense

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 5

Merger Agreement Threatens Delicate Financial Position

Plan offered by Management DEPENDS on FORECAST of increased revenue…

The Board has not taken action when Management missed their revenue and profitability guidance in the past

Missed revenue guidance three of the last four quarters

Missed revenue guidance for the last two full years and is on a pace to miss 2004

The merger increases the complexity for the management team

Management consistently missed forecasts in business they know

Primus acquisition adds complexity and uncertainty and a business they don’t know

Management will be distracted by integrating a business they have not managed, while the
Company operates in a weak financial position

There is no room for error

…Certainty of increased operating expense.

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 6

Delicate Financial Position: Poor Forecasting Ability

  2002 Full Year Revenue

Forecast

  (1/24/2002)

Forecast

  (April 25, 2002)

Forecast

  (July 25, 2002)

Actual

 Performance

 Difference

$130 -

$140

million

$105 -

$120

million

$110 -

$130

million

$101.5 million

(22%)

Forecast

  (3/28/2003)

Actual

 Performance

Revenues to decrease “slightly”

$72.5 million a 28.6% decrease from 2002

Sales and marketing expense of 38% to 41% of

total revenues

43% of revenue - 5% higher as a percentage of

revenue

General and administrative expenses trend

“slightly” lower as percentage of total revenues

13% of revenues - over 18% higher as a

percentage of revenue

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 7

Delicate Financial Position: Merger Cash Analysis

     Estimated Cash Balance Analysis

Item

Amount

($ millions)

Notes

Starting Cash

-

ATG (7/1/04)

$32.80

Starting Cash

-

Primus (7/1/04)

$  8.34

Total Starting Cash (7/1/04)

$41.14

Operating Cash Burn

ATG 3Q2004 Cash Burn

$  4.00

(1)

Primus 3

Q2004 Cash Burn

$  1.62

(1)

ATG 4Q2004 Cash Burn

$  3.06

(2)

Primus 4Q2004 Cash Burn

$  1.24

(2)

Total Q3/Q4 2004 Cash Burn

$  9.92

Total Transaction Cash

Expenses

$  5.00

(3)

Estimated Cash on 12/31/04

$  26.22

Cash balance may erode
below management’s cited
threshold of $30 million

1.

For purposes of our analysis, we have estimated the cash burn rate for each of ATG and Primus for the third quarter 2004 to be 42.5% of their actual cash burn rates for the first six months of 2004, because we have assumed that the third quarter 2004 cash burn will not be as severe due to increased management attention to cash burn following the merger.

2.

We have estimated the cash burn rate for each of ATG and Primus for the fourth quarter 2004 to be only 32.5% of the actual burn rates for the first six months of 2004, because we have assumed that the rate will continue to improve in the fourth quarter due to increased management attention to cash burn following the merger.

3.

This represents the low end of the cash transaction expense range estimated by ATG in its August 11, 2004 conference call regarding the proposed merger.

- 
- 
-

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 8

Strategic Position will NOT Materially Improve

We believe that as a result of this merger, ATG’s strategic position will not significantly improve

Merger would not provide product depth necessary to be competitive in the enterprise software industry

The weakened financial state of the combined company could damage its customer relationships

The deteriorated financial position of the combined company would limit worthwhile strategic alternatives, such as mergers, acquisitions or joint ventures

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 9

Integration Risk of the Proposed Merger

Integrating two companies is complicated even for an experienced acquisition team

This team has limited experience in bringing together two companies

Distractions can directly impact the top line as focus on customers is diverted

Distraction can impact the bottom line because management loses focus on operating the core business efficiently

Integration poses a risk to the balance sheet

The Board approved a transaction with an unnecessarily high cost structure

It provides management with no room for error

To succeed there must be a perfect transition and integration

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 10

Loss of Shareholder Value

The Board has agreed to a transaction with a deeply troubled partner that depends on unrealistic projected financial results

The Board has not accurately revealed both the operating and financial risk associated with the Primus merger

Primus revenues continue to be below market expectations

Primus has not yet fully integrated prior acquisitions

Primus has negative EPS

The projected financial results fail to provide ATG shareholders with returns commensurate with  the high level of risk

Dilution without value creation does not make sense

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com

Page 11

Change Corporate Governance to Align Interests

The interests of the Board are not aligned with those of the shareholders, and that has led to an ill-timed and a poorly structured transaction with PKSI

Shareholders are interested in achieving the highest possible value for their ownership interest

The Board has NOT exhibited behavior indicative of an owner; the Board:

Failed to protect the balance sheet to ensure financial viability

Allowed Management to spend more money than the business makes for a prolonged period

Believes in reducing costs by planning to increase revenue, versus actually reducing the cost of the business

Approved an acquisition financed via shares without first taking action to raise the value of those shares

A smart business owner would not pursue the proposed merger at this time

The Board’s lack of a significant financial stake in the company may have misaligned their interests with those of the shareholders

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 12

Change Corporate Governance to Increase
Accountability

Accountability to Shareholders

Accountability to shareholders is a distant concept to ATG’s Board

Board consists of three members who will serve more than two years without ever facing a review by shareholders

ATG stockholders can only remove directors for cause, not for poor financial performance

Board entrenchment, combined with the large number of Board appointees, has led to complacency on the part of the Board

Complacency towards the balance sheet

Complacency towards profitability

Shareholders can no longer accept the promise of achieving profitability “next year”

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 13

Problems With a Staggered Board

A history of board members being appointed long before they must face elections by shareholders

Burke will have been a director for 29 months before being voted upon

Makela will have served 34 months before being voted upon

Elsbree is not up for review by the owners until May 2007

Class I Directors

John R. Held

appointed July 2002 voted by owners on May 2003

Paul G. Shorthose

appointed October 2001 voted by owners May 2003

Phyllis S. Swersky

voted by owners on May 2000 & reelected May 2003

Class II Directors

Ilene H. Lang

appointed October 2001 and voted by shareholders May 2004

David B. Elsbree

appointed June 2004

Class III Directors

Robert D. Burke

appointed December 2002

Mary E. Makela

appointed July 2002

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 14

Board Accountability Deteriorates Further with the
Merger

Need for more, not less accountability

Staggered board structure has led to a lack of accountability to the shareholders, the
Board composition from the acquisition of Primus makes it worse

Under proposed merger:

ATG’s Board will expand from seven to nine

Daniel C. Regis will become a class II director

Michael A. Brochu will become a class III director

Adds two more individuals who have not been approved by shareholders

Upon the closing, the Board would consist of only four members who were actually voted upon by the shareholders – less than half of the board

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 15

Interests Misaligned Due to Poor Corporate Governance

Corporate protections shield directors from reasonable shareholder accountability

Staggered board; 3-year structure

All vacancies on the board are filled by remaining directors, including vacancies as a result of removal or an enlargement of the board

Directors may only be removed for cause and only by the vote of 66.67% of the shares entitled to vote

Only the Board can call a special meeting of the shareholders

The shareholders cannot act by written consent

The Board is authorized to adopt, amend or repeal bylaws without shareholder approval

Rights plan (“poison pill”)

Board authorized to issue blank check preferred stock

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 16

The Board has Failed the Shareholders and Management

Under this Board’s leadership, the Company has been significantly under-
managed

The stand-alone business requires more leadership from the Board

Protect the balance sheet

Make the operations profitable

The Executives are not held accountable for poor performance

Need board-level guidance and specific performance accountability

The Board has failed our managers and the shareholders

Allowed the business to consume more than $40 million of cash in the last two years AND $4.9 million of cash in the last two months

The Board owns an insignificant percentage of the stock

Approved a poorly planned and poorly timed merger

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 17

The Board is not Responsive to Shareholder Advice

While reviewing the merits of the merger, MWTG provided the Board with its advice

The Board rejected the following MWTG recommendations:

Commit to a level of costs that would make the combined entity profitable

Commit to a level of cash deemed essential by management

Add adequate shareholder representation on the Board

Affirm previous guidance on the financial aspects of the merger, prior to the shareholder vote

Commit to report to shareholders the results of their review on the corporate governance of the Company

Advice to build a strong company has been rejected

A Better Strategy – Profitable Independent Operations

Our plan to improve operating and share price performance

Align expenses with revenue

Establish profitable operations

Build revenue with the current 400+ enterprise customers

Energize investor relations (“IR”) campaign to rehabilitate the Company’s stock

Evaluate and pursue strategic alternatives

Safer, profitable plan with more predictable revenue

Maintain control of strategic alternatives

3Q04

4Q04

1Q05

2Q05

3Q05

4Q05

1Q06

2Q06

3Q06

4Q06

Business Strategy Focus

Active IR

Sales Strategy

Financial Strategy

Product Strategy

Theme

Leverage Channels & Installed Base

Selective Tuck-in Acquisitions

Integration of Acquired Technology

Core Product Enhancements

Core Customers

Evaluate/Pursue Strategic Alternatives

Make Company Strong

Profitable Growth

Value Creation

Expense Alignment

Profitable Operations

Margin Expansion

Simplify Sales Model

Current Installed Base

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 19

Concentrate on Core Business

Align costs with realized revenues

Cost savings in the $12-14M range are achievable

The total operating expenses for 2005 should be in the $60-63M range

Ensure that the cash balance does not fall below $25M

Invest in product innovation

Enable subscription delivery model

Acquire technology innovation based on customer demand: ‘tuck-in” acquisitions

Proliferate new product innovations and acquired technology across customer base

Re-focus sales and marketing efforts

Renew relationships and build revenue with the current 400+ customers

Leverage relationship with solution partners

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 20

Our Concept of Operations

Operate ATG profitably

Eliminate excessive operating expense (“OPEX”), primarily non-personnel OPEX

Operate as if you do not have $32M in cash

Purposefully invest cash in valid return on investment (“ROI”) opportunities

Align non-sales OPEX for modest growth – scale up as sales close

ARTG is not positioned to be the industry consolidator at this time

Insufficient balance sheet

Weakened share price

Gain market share by winning customers through

Superior products

Effective sales

Profitable operations

Own your strategic options

Strong (profitable) companies can acquire with leverage OR command greater value in a sale

Preserve cash

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 21

Corporate Governance Improvements to Enhance Accountability

Eliminate staggered term structure

Permit shareholders to call a special meeting

Permit shareholders to act by written consent

Provide broader shareholder representation on the Board

Purpose of the recommended changes

Provide greater protections for the shareholders of the Company

Provide shareholders with more control over their Company

Permit the shareholders to act swiftly should the actions of the Management and the
Board continue to erode shareholder value

Bring the Company's corporate governance in line with the current state of the market

Maintain some protective provisions to thwart hostile action

MITCHELL WRIGHT
TECHNOLOGY GROUP
www.mitchell-wright.com
Page 22

Summary

Reject the PKSI Transaction

The merger will harm ATG and further erode shareholder value

Provides insufficient return for ARTG shareholders; not commensurate with risks

Dilution without value creation does not make sense

Concentrate on Core Business

Align costs with revenue

Enable profitable growth

Pursue strategic alternatives

Company controlled options on strategic alternatives

Enhance shareholder value

Introduce Real Accountability

Bring governance in line with market

Make Board more accountable to shareholders

Align interests of the Board to those of the shareholders